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                                                                    EXHIBIT 2(d)


SHARE CERTIFICATE                                           CUSIP No. __________
NUMBER 1


                          KEMPER MUNICIPAL INCOME TRUST
          Organized Under the Laws of the Commonwealth of Massachusetts
                Preferred Shares of Beneficial Interest, Series E
                            $.01 Par Value Per Share
                     $5,000 Liquidation Preference Per Share


                                SHARE CERTIFICATE


                  This certifies that Cede & Co. is the owner of ten thousand (10,000) fully paid and non-assessable Preferred Shares of beneficial interest, Series E, $.01 par value per share, $5,000 liquidation preference per share, of Kemper Municipal Income Trust (the "Trust"), the said shares being issued, received and held under and subject to the terms and provisions of the Amended and Restated Agreement and Declaration of Trust dated as of October 7, 1988, and all amendments thereto, and to the terms and provisions of the Amended and Restated Certificate of Designation of the Preferred Shares of the Trust, copies of which are on file with the Secretary of the Commonwealth of Massachusetts. The said owner by accepting this certificate agrees to and is bound by all of the said terms and provisions. The shares represented hereby are only transferable in writing by the owner thereof in person or by attorney upon surrender of this certificate to the Trustees properly endorsed for transfer. This certificate is executed on behalf of the Trustees of the Trust as Trustees and not individually and the obligations hereof are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.


                  IN WITNESS WHEREOF, the Trust has caused this Certificate to be signed by its duly authorized officers and its Seal to be hereunto affixed this ____ day of November, 1999.


DEUTSCHE BANK                                KEMPER MUNICIPAL INCOME TRUST
As Transfer Agent and Registrar



                                             By: _______________________________

By: __________________________               Name:

Name:                                        Title:

Title:


                                             Attest:____________________________